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                                                                    Exhibit 99.1


                         [SOUTHWEST BANCORP, INC. LOGO]


                                  PRESS RELEASE
                             FOR IMMEDIATE RELEASE:


Contact:          RICK GREEN, PRESIDENT & C.E.O.
                  KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.
Telephone:        (405) 372-2230


                SOUTHWEST BANCORP ANNOUNCES SALE OF COMMON STOCK

Stillwater, Oklahoma, June 22, 2005 -Southwest Bancorp, Inc. (Nasdaq "OKSB") announced that it has closed on the issuance and sale of an additional 315,000 shares of its common stock at $17.60 per share pursuant to the exercise, in full, of an over-allotment option granted to the underwriters of its recent offering. This firm commitment offering was made through Stifel, Nicolaus & Company, Incorporated; Edward Jones; Friedman, Billings, Ramsey & Co., Inc.; Keefe, Bruyette & Woods; and SunTrust Robinson Humphrey. The initial closing of the sale of the other 2,100,000 shares under the offering occurred on June 3, 2005. The Company received net proceeds from the offering of approximately $39.4 million, after underwriting discounts and commissions and estimated expenses.

         This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

         Southwest is the financial holding company for Stillwater National Bank and Trust Company, SNB Bank of Wichita, Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from offices in Stillwater, Tulsa, Oklahoma City, and Chickasha, Oklahoma, Wichita and Kansas City, Kansas, and metropolitan Dallas, Austin, and San Antonio Texas.

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